UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
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FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 13, 2009
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Procera Networks, Inc.
(Exact name of Registrant as specified in its charter)
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Nevada	000-49862	33-0974674
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Cooper Court, Los Gatos, CA	95032
(Address of principal executive offices)	(Zip Code)

(408) 354-7200
(Registrant’s telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 13, 2009, Procera Networks, Inc., or the Company entered into a loan and security agreement for a secured line of credit facility (“Line of Credit Agreement”) for working capital purposes with Peninsula Bank Business Funding, a division of The Private Bank of the Peninsula (“Peninsula Bank”). The Line of Credit Agreement provides for maximum borrowings of up to $3.0 million through March 12, 2010. Borrowings will bear interest at the prime rate plus 3.5%, but not less than 8% per annum. The maximum amount that may be outstanding at any time under the Line of Credit Agreement is $3.0 million. Under the terms of the Line of Credit Agreement, the Company will pay Peninsula Bank $30,000 as a fee. The Line of Credit Agreement is secured by substantially all of the Company’s assets and contains covenants requiring, among other things, certain minimum financial covenants, as well as restrictions on the Company’s ability to incur certain additional indebtedness, pay dividends, create or permit liens on assets, or engage in mergers, consolidations or dispositions.  The facility can be terminated by the Company upon payment in full of all outstanding obligations to Peninsula Bank.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On March 13, 2009, the Company entered the Line of Credit Agreement with Peninsula Bank. The description of the Credit Agreement is hereby incorporated in its entirety by reference to Item 1.01 above.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Loan and Security Agreement by and between Procera Networks, Inc. and Peninsula Bank Business Funding

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Procera Networks, Inc.

By:	/s/ Paul Eovino
	Name:	Paul Eovino
	Title:	Interim Chief Financial Officer and
Principal Accounting Officer

Dated: March 19, 2009

EXHIBIT INDEX

Exhibit Number	Description
10.1	Loan and Security Agreement by and between Procera Networks, Inc. and Peninsula Bank Business Funding